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                                                                    Exhibit 2(D)


                                   CERTIFICATE
                       FOR RENEWAL AND REVIVAL OF CHARTER

VIVA MEDICAL SCIENCE CORP., a corporation organized under the laws of the state of Delaware, the charter of which was voided for non-payment of taxes, now desires a restoration, renewal and revival of its charter, and hereby certifies as follows:

1. The name of this corporation is VIVA MEDICAL SCIENCE CORP.

2. Its registered office in the State of Delaware is located at Three Christina Centre, 201 N. Walnut Street, Wilmington DE 19801, County of New Castle. The name and address of its registered agent is The Company Corporation, address "same as above".

3. The date of filing of the original Certificate of Incorporation in Delaware was November 13, 1992.

4. The date when restoration, renewal, and revival of the charter of this company is to commence is the 28th day of February, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

5. This corporation was duly organized and carried on the business authorized by its charter until the last day of March, 1994 at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.


IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of Charters, Michael Wexler the last and Acting President, and Michael Wexler, the last


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and Acting Secretary of VIVA MEDICAL SCIENCE CORP. have hereunto set their hands to this certificate this



31st day of May, 1994

                                       -----------------------------
                                       MICHAEL WEXLER
                                       LAST AND ACTING PRESIDENT

ATTEST:

                                       -----------------------------
                                       MICHAEL WEXLER
                                       LAST AND ACTING SECRETARY


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